Exhibit 10.9

DESCRIPTION OF NON-EMPLOYEE DIRECTOR COMPENSATION ARRANGEMENTS
The Compensation Committee of Fabrinet’s Board of Directors (the “Board”) annually reviews director compensation with the assistance of its independent compensation consultant to ensure that it is appropriate and competitive in light of market circumstances and prevailing “best practices” for corporate governance. The compensation elements reflect the Board’s view that compensation to non-employee directors should consist of an appropriate mix of cash and equity awards. The annual non-employee director compensation arrangements described below have been effective since June 25, 2022.

Pay Element	Board Compensation for Non-Employee Directors
Annual Retainer (Cash)
All Board Members:    $75,000
Board Chair*:    $200,000
Lead Independent Director**:    $45,000
*Applicable only if the Board Chair is a non-employee director. This retainer was approved by the Board in connection with Mr. Mitchell’s transition in June 2018 from executive chairman of the Board to non-employee Chairman of the Board in light of Mr. Mitchell’s ongoing significant involvement with Fabrinet and the valuable leadership and guidance he provides to Fabrinet.
**Applicable only if the Board Chair is not an independent director.

Committee Member Retainer (Cash)
Audit Committee:     $12,500 (or $33,000 if member is the chair)
Compensation Committee:    $10,000 (or $21,000 if member is the chair)
Nominating & Corporate
Governance Committee:     $6,000 (or $15,000 if member is the chair)

Restricted Share Units (Equity)
Initial Grant*:    Upon joining the Board, and effective as of the date an individual becomes a non-employee member of the Board, an award of RSUs, on a prorated basis, to cover a number of Fabrinet’s ordinary shares equal to: $220,000, divided by the closing price of the ordinary shares on the NYSE on the date of grant, and multiplied by the ratio of (i) the number of days beginning with the date the director joins the Board and ending on the day immediately preceding the one year anniversary of the prior year’s annual shareholder meeting, divided by (ii) 365 days, with the resulting number rounded down to the nearest whole share. For the avoidance of doubt, an individual who becomes a non-employee director as a result of ceasing to be an employee will be eligible to receive an Initial Grant.
Annual Grant*: On the date of each annual shareholder meeting and provided that the non-employee director will continue as a Board member following such meeting, an award of RSUs covering a number of Fabrinet’s ordinary shares equal to: $220,000, divided by the closing price of the ordinary shares on the NYSE on the date of grant, with the resulting number rounded down to the nearest whole share.

Pay Element	Board Compensation for Non-Employee Directors

Vesting: RSUs will be scheduled to vest in full on January 1 following the next annual meeting of shareholders after the applicable date of grant, provided the director continues to remain a service provider to Fabrinet through such date.
*Grants are automatic and nondiscretionary and subject to the terms and conditions of Fabrinet’s 2020 Equity Incentive Plan and form of Restricted Share Unit Agreement previously approved for use under such plan. Any RSUs that vest will be settled in ordinary shares of Fabrinet, and the par value of ordinary shares of Fabrinet issued upon such settlement will be considered to have been paid with past services rendered.